UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2008.
AMERICAN RAILCAR INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51728	43-1481791

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Clark Street St. Charles, Missouri (Address of principal executive offices)	63301 (Zip Code)
Registrant’s telephone number, including area code: (636) 940-6000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Stock Appreciation Rights. On April 28, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of American Railcar Industries, Inc. (the “Company”) granted awards of stock appreciation rights (“SARs”) to certain Company employees pursuant to the Company’s 2005 Equity Incentive Plan, as amended (the “Equity Incentive Plan”). The Committee granted an aggregate of 271,700 SARs, of which 80,000 were granted to the Company’s following named executive officers:

Name	Position	Number of SARs
James J. Unger	President and Chief Executive Officer	50,000
James Cowan	Executive Vice President and Chief Operating Officer	15,000
Alan C. Lullman	Senior Vice President Sales, Marketing and Services	15,000
One half of the SARs issued to each of the above-named executive officers vest in 25% increments on the first, second, third and fourth anniversaries of the grant date. The remaining one half of such SARs similarly vest in 25% increments on the first, second, third and fourth anniversaries of the grant date, but only if the closing price of the Company’s common stock achieves a specified price target during the preceding calendar year for twenty trading days during any sixty day trading day period. If the Company’s common stock does not achieve the specified price target during any such calendar year, the applicable portion of these performance-based SARs will not vest. Each holder must further remain employed by the Company through each anniversary of the grant date in order to vest in the corresponding number of SARs. The SARs have a term of seven years.
The SARs will be settled in cash and have an exercise price of $20.88, the closing price of the Company’s common stock on the date of grant. Upon the exercise of any SAR, the Company shall pay the holder, in cash, an amount equal to the excess of (A) the aggregate fair market value in respect of which the SARs are being exercised, over (B) the aggregate exercise price of the SARs being exercised. The SARs are subject in all respects to the terms and conditions of the Equity Incentive Plan and the Stock Appreciation Rights Agreement evidencing the grant, which contain non-solicitation, non-competition and confidentiality provisions.
2008 Bonus Plan. On April 28, 2008, the Committee approved the Company’s Management Incentive Plan for 2008 (the “Bonus Plan”). Pursuant to the Bonus Plan, the following target bonus amounts were established for each of the Company’s named executive officers measured as a percentage of base salary as follows: James J. Unger, 60%; William P. Benac, 60%; James Cowan, 50%; and Alan C. Lullman, 50%. The 2008 bonus amounts, if any, for each of these executives will be based on a combination of financial targets for 2008 (adjusted EBITDA and return on net assets) and a variety of other quantitative and qualitative criteria, including financial, strategic, corporate, divisional and individual goals.
The Committee retains sole discretion over all matters relating to the potential 2008 bonus payments to named executive officers discussed above, including, without limitation, the decision to pay any bonuses, the amount of each bonus, if any, and the ability to increase or decrease any bonus payment and make changes to any performance measures or targets. Unless otherwise approved by the Committee, no bonuses will be paid to any named executive officer who ceases to be employed by the Company prior to the payment date.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 2, 2008	American Railcar Industries, Inc.
	By:	/s/ James J. Unger
		Name:	James J. Unger
		Title:	President and Chief Executive Officer